CSK Auto Corporation Announces Acceleration of Unvested Underwater Stock Options

PHOENIX, February 2, 2006 – CSK Auto Corporation (NYSE: CAO) announced that its Board of Directors approved on January 29, 2006 the acceleration of the vesting of all “underwater” stock options (those stock options previously granted with exercise prices above $15.90, the market price of the Company’s stock on January 27, 2006) previously awarded to employees and executive officers. The Board of Directors took this action with the belief that it is in the best interest of the Company’s shareholders as it will reduce the Company’s reported non-cash compensation expense in future periods.

The primary purpose for accelerating the vesting of these options is to enable the Company to avoid recognizing future compensation expense associated with these options upon the Company’s adoption on January 30, 2006 of Financial Accounting Standard Board Statement No. 123®, “Share-Based Payments” (FAS 123®). As a result of accelerating these options in advance of the adoption of FAS 123®, the Company expects to reduce the pre-tax stock option expense it would otherwise be required to record by an estimated approximately $1.7 million in 2006 and $1.4 million in 2007 and $0.5 million in 2008.

As a result of the vesting acceleration, options to purchase approximately 770,775 shares became exercisable immediately; however, restrictions on the sale of any such shares obtained by way of the exercise of accelerated options were imposed to minimize unintended personal benefits to the officers and employees. Sales of such shares by officers and employees may not occur until the original vesting dates, and sales of any such shares by officers and employees who terminate their employment with the Company (subject to certain exceptions in the case of retirement, death, disability and change of control) are disallowed for three years following the later of the date of their termination of employment and their exercise of the options.

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other forward-looking information. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Actual results may differ materially from anticipated results described or implied in these forward-looking statements.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of December 19, 2005, the Company operated 1,263 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.

Contact: Brenda Bonn 602/631-7483